EXHIBIT 5

[LETTERHEAD OF DAVIS POLK & WARDWELL]

March 19, 2007

CVS Corporation
One CVS Drive
Woonsocket, RI 02895

Ladies and Gentlemen:

We are acting as counsel for CVS Corporation (the “Registrant”) in connection with its Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Registrant under the Securities Act of 1933, as amended (the “1933 Act”), relating to the authorization of the issuance of 66,000,000 common shares, par value $0.01 per share (the “Shares”), under the CVS Corporation 1997 Incentive Compensation Plan, As Amended and Restated and 32,299,098 Shares under the Caremark Rx, Inc. 2004 Incentive Stock Plan (collectively, the “Plans”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the issuance of the Shares as we have deemed necessary for the purpose of this opinion.

Upon the basis of the foregoing, we are of the opinion that the Shares deliverable pursuant to the Plans have been duly authorized and, when and to the extent issued pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Davis Polk and Wardwell